Exhibit 5.1

                  Opinion of Shughart Thomson & Kilroy, P.C.

                                July 27, 2001

 Jack Henry & Associates, Inc.
 663 Highway 60
 Monett, MO  65708

      Re:  Registration Statement on Form S-3 of Jack Henry & Associates,
           Inc.

 Gentleman:

      We have acted as counsel to Jack Henry & Associates, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 761,989 of the Company's common stock (the "Common Shares") issuable under the Jack Henry & Associates, Inc. 401(k) Employee Stock Ownership Plan and Trust (the Plan").

      In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion. We have also relied, without investigation as to the accuracy thereof, on oral and written communications from and officers of the Company.

      Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Common Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Shares have been delivered against payment therefor as contemplated by the Plan, the Common Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement.

                                Very truly yours,


                                SHUGHART THOMSON & KILROY, P.C.